THE HERTZ CORPORATION

Special Committee of the Board of Directors

Discussion Materials

LAZARD	January 16, 2001

THE HERTZ CORPORATION	Table of Contents

Page

I. Executive Summary	1

II. Transaction Overview	2

III. Market Perspectives	8

IV. Valuation	14

Appendix

A. Weighted Average Cost of Capital Analysis

THE HERTZ CORPORATION	I. Executive Summary

Initial Offer	•	On September 21, 2000, The Ford Motor Company (“Ford”) made a written preliminary, non-binding proposal (the “Offer”) to acquire all of the outstanding shares of The Hertz Corporation (“Hertz” or the “Company”) not owned by Ford for $30.00 per share in cash, or a total equity value of approximately $600 million.

Engagement	•	On October 16, 2000, the Special Committee of the Board of Directors of Hertz (the “Special Committee”) agreed to retain Lazard Frères & Co. LLC (“Lazard”) to assist the Special Committee in evaluating the Offer.

Transaction Process	•	Subsequent to being retained, Lazard and the Special Committee’s legal advisor Wachtell, Lipton, Rosen & Katz (“Wachtell”) conducted extensive due diligence.

	•	On November 20, 2000, Lazard and Wachtell met with the Special Committee to discuss the indicative valuation of the Company. The Special Committee instructed Lazard to inform Ford and its advisors that its $30.00 Offer was not compelling and to determine Ford’s willingness to increase its Offer.

	•	Negotiations between the parties continued throughout November and December 2000 and into early January 2001.

	•	On January 8, 2001, Ford was asked to present its “best and final” offer and responded with $35.50. During the following days, the Special Committee asked again whether Ford would increase its offer.

	•	On January 12, 2001, being satisfied that $35.50 was in fact Ford’s best and final offer, the Committee instructed Wachtell to commence the negotiation of a merger agreement.

Transaction Terms	•	Purchase Price: $35.50 per share

	•	Consideration: Cash

	•	Legal Structure: Merger of Hertz into a wholly-owned subsidiary of Ford via a tender offer by Ford for all Hertz shares it does not own.

CONFIDENTIAL	- 1 -

THE HERTZ CORPORATION	II. Transaction Overview

Due Diligence

•	In its capacity as financial advisor, Lazard initiated a due diligence review of the Company, including:

—	Reviewing public and private documents relating to the Company, including historical and projected financial information, research reports, industry information and certain agreements to which Hertz is a party;

—	Meeting with the Company’s independent directors and senior management to discuss the Company’s business, its prospects and its strategic objectives;

—	Meeting with the senior management of the Company to review its most recent 5-year Strategic Plan and the underlying assumptions driving its projections;

—	Meeting on November 16, 2000, with Ford’s financial advisor J.P. Morgan & Co. (“JP Morgan”) to hear the underlying rationales that informed Ford’s decision to value Hertz’s minority interest at $30.00 per share; and

—	Performing preliminary valuation analyses based on the financial projections provided by Management in its initial Strategic Plan and subsequent revisions thereto.

CONFIDENTIAL	- 2 -

THE HERTZ CORPORATION	II. Transaction Overview

Negotiations

•	On November 20, 2000, the Special Committee met with Lazard and Wachtell to discuss the indicative valuation of the Company. The Special Committee instructed Lazard to inform Ford and its advisors that its $30.00 bid was not compelling and to determine Ford’s willingness to increase its bid.

•	Vigorous and aggressive negotiations followed in November and December of 2000 and early January 2001 with the objective of securing the maximum price Ford was willing to pay.

—	Members of Lazard and the Special Committee were directly involved in negotiations as were members of Ford and their advisors at JP Morgan.

—	During the course of negotiations, Ford raised its offer in December 2000 to $34.00 per share and, subsequent to being asked for the “best and final” offer, raised it again to $35.50 per share on January 8, 2001, an 18% increase over its initial Offer price.

—	Exhaustive efforts to secure a higher price, primarily through direct contacts between the Special Committee and senior Ford executives, were unavailing.

•	On January 12, 2001, being satisfied that $35.50 was in fact Ford’s best and final offer, the Committee instructed Wachtell to commence the negotiation of a merger agreement.

CONFIDENTIAL	- 3 -

THE HERTZ CORPORATION	II. Transaction Overview

Proposed Transaction —Summary

•	Under the terms of the current proposed transaction, Ford will pay $35.50 per share in cash for the 18.5% minority interest in Hertz that it does not currently own.

•	The transaction as negotiated will be effected via a tender offer; following which the Company will be merged with and into a wholly-owned subsidiary of Ford.

•	The proposed transaction implies the following valuation parameters:

—	The Final Offer represents 2000E multiples of 5.5x Adjusted EBITDA and 10.8x EPS and 2001P multiples of 5.7x Adjusted EBITDA and 11.5x EPS.(a)(b)

—	The Final Offer represents 10.9x 2000E and 10.3x 2001E IBES Median EPS.

—	The Cendant-Avis transaction was done at 2000E multiples of 5.8x Adjusted EBITDA and 8.7x EPS and 2001E multiples of 5.3x Adjusted EBITDA and 8.3x EPS.(a)

—	The identified peer group (“Peers” or “Peer Group”) is trading at a 2000E Adjusted EBITDA multiple range of 2.7x – 4.7x and a 2000E IBES EPS multiple range of 3.2x – 8.5x. It is trading at a 2001E Adjusted EBITDA multiple range of 2.5x – 4.4x and a 2001E IBES EPS multiple range of 2.4x – 6.8x.(c)

—	The Final Offer implies the following premia/(discounts):

»	A premium of 46.4% over the one-day pre-announcement price of $24.25;

»	A premium of 13.8% over the one-month pre-announcement price of $31.19; and

»	An 18.3% premium over the initial Offer price.

—	The median initial premia offered in selected precedent minority buyouts over the one-day and one-month pre-announcement prices are 17% and 30% respectively.

(a)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(b)	Based on Management Projections

(c)	Peer Group comprises ANC Rental, Avis, Budget and Dollar Thrifty.

CONFIDENTIAL	- 4 -

THE HERTZ CORPORATION	II. Transaction Overview

Proposed Transaction —Summary (cont’d)

—	With regard to trading:

»	The 52-week price range for the Company’s stock is $24.25 — $50.81 per share;

»	The Company has traded above $30.00 per share since the Offer and is currently trading at $34.88, a 1.8% discount to the Offer price;

»	The Company’s stock decreased in value approximately 46% in the twelve months leading up to Ford’s Offer from $45.13 to $24.25; and

»	The Company’s Peer Group as a whole has decreased in value approximately 32% over the last twelve months.

CONFIDENTIAL	- 5 -

THE HERTZ CORPORATION	II. Transaction Overview

Ford Ownership

•	As of September 30, 2000, there are 40.1 million shares of Class A common stock and 67.3 million shares of Class B common stock outstanding.

•	Ford owns approximately 20.2 million shares of the Class A common stock, or approximately 50%, and 100% of the Class B common stock. In aggregate, Ford owns approximately 81.5% of the total shares outstanding of the Company. As Class B common stock holders are entitled to 5 votes per share, Ford holds approximately 95% of the aggregate voting power of Hertz’s outstanding common stock.

Summary Equity Ownership(a)

	Class A Shares		Class B Shares		Total Shares

Shareholder	Shares	Percent	Shares	Percent	Shares	Percent

Ford Motor Company	20.2	50.5%	67.3	100.0%	87.6	81.5%

Institutional Investors	16.2	40.3%	—	0.0%	16.2	15.1%

Insiders (Directors & Executives)	0.7	1.7%	—	0.0%	0.7	0.6%

Others	3.0	7.5%	—	0.0%	3.0	2.8%

Total	40.1	100.0%	67.3	100.0%	107.4	100.0%

(a)	Source: Company Proxy Statement dated April 13, 2000; 10-Q dated September 30, 2000; CDA Spectrum Analysis.

CONFIDENTIAL	- 6 -

THE HERTZ CORPORATION	II. Transaction Overview

Analysis of Proposed Transaction
($ in millions, except per share data)

(a)	Assumes Ford holds 20,245,833 out of a total of 40,124,418 Class A shares and all 67,310,167 Class B shares.

(b)	Dilution effect is calculated using the Treasury method and assuming accelerated vesting. The remaining options are assumed to be out-of-the-money.

(c)	Excludes debt related to revenue earning equipment. Source: Management provided Balance Sheet as of December 31, 2000.

(d)	The last full trading day prior to the announcement of the proposal was September 20, 2000.

(e)	Based on Management Projections.

(f)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(g)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(h)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

CONFIDENTIAL	- 7 -

THE HERTZ CORPORATION	III. Market Perspectives

Stock Price Performance Since April 1997 Initial Public Offering

•	The Company’s stock has declined steadily since reaching its all-time high of $63.63 per share on May 13, 1999.

April 25, 1997 —January 12, 2001

CONFIDENTIAL	- 8 -

THE HERTZ CORPORATION	III. Market Perspectives

Relative Stock Price Performance Since April 1997 Initial Public Offering

•	Since the IPO, the Company’s stock traded consistently above its peers until the Fall of 2000. The Company’s stock traded essentially in line with, or above, the S&P 400 before falling off markedly in mid-1999.

April 25, 1997 —January 12, 2001

(a)	Peer Index comprises ANC Rental, Avis, Budget and Dollar Thrifty. All index constituents are equal weighted.

CONFIDENTIAL	- 9 -

THE HERTZ CORPORATION	III. Market Perspectives

One Year Forward P/E Multiples since April 1997 Initial Public Offering(a)

•	Hertz traditionally traded at a premium to its Peers and Ford, before falling off sharply in early 2000 to trade in line with its Peers.

(a)	Defined as share price to IBES Median EPS rolling one fiscal year forward.

(b)	Peer Index comprises ANC Rental, Avis, Budget and Dollar Thrifty. All index constituents are equal weighted.

CONFIDENTIAL	- 10 -

THE HERTZ CORPORATION	III. Market Perspectives

Stock Price Performance Since Announcement of Initial Offer

•	The Company’s stock closed at $31.63 on the day of the announcement of the initial Offer and has since traded above the Offer Price of $30.00, trending upward to a January 12, 2001 close of $34.88.

September 19, 2000 —January 12, 2001

CONFIDENTIAL	- 11 -

THE HERTZ CORPORATION	III. Market Perspectives

Volume Traded at Various Prices Since April 1997 Initial Public Offering and Prior to Ford Bid (a)

Final Offer
$35.50
37.8%
62.2%
16%
14%
12%
10%
8%
6%
4%
2%
0%
(Volume as % of Total Shares Traded)
1.0%
3.2%
13.7%
10.1%
9.8%
7.4%
11.2%
11.6%
11.8%
5.6%
4.0%
2.8%
3.0%
1.5%
1.4%
1.6%
0.3%
Volume Traded in Period: 148,583,000
As % of Total Shares: 138.1%
As % of Public Float(a): 740.1%
$23.00-$25.50
$25.50-$28.00
$28.00-$30.50
$30.50-$33.00
$33.00-$35.50
$35.50-$38.00
$38.00-$40.50
$40.50-$43.00
$43.00-$45.50
$45.50-$48.00
$48.00-$50.50
$50.50-$53.00
$53.00-$55.50
$55.50-$58.00
$58.00-$60.50
$60.50-$63.00
$63.00-$65.50
Price Range

(a)	Public float is calculated as total Class A shares outstanding minus Ford’s owned Class A shares of 20.2 million.

CONFIDENTIAL	- 12 -

THE HERTZ CORPORATION	III. Market Perspectives

Volume Traded at Various Prices Since Announcement of Initial Offer(a)

•	Since the Initial offer was announced, approximately 78% of the public float has traded, all of which is above the Initial Offer Price of $30.00 per share, suggesting that a meaningful amount of the public float has moved from institutional investors to risk arbitrageurs.

(a)	Public float is calculated as total Class A shares outstanding minus Ford's owned Class A shares of 20.2 million.

CONFIDENTIAL	- 13 -

THE HERTZ CORPORATION	IV. Valuation

Preliminary Observations

•	With respect to the current financial forecasts, Lazard has, with the Special Committee’s concurrence, relied upon management’s updated guidance with respect to 5-Year Projections for 2001-2005 reflecting revisions to Management’s Strategic Plan previously presented to us.

•	Since Lazard was engaged by the Special Committee on October 16, 2000, management’s projections for 2000-2005 have undergone several adjustments:

—	On November 3, 2000, Management gave Lazard its 5-year strategic plan, updated and revised to reflect its August 31, 2000 announcement of lowered earnings forecasts for 2000 and 2001 (the “Strategic Plan”).

—	On November 14, Lazard and Wachtell met with Company management to review the Strategic Plan, including the underlying assumptions, rationales and strategic objectives from which it was derived.

—	On November 20, Lazard and Wachtell met with the Special Committee to discuss indicative valuations based on the projections provided by management in the Strategic Plan.

—	On December 14, 2000, the Company informed the Special Committee and Lazard that given continuing weakness in the car rental industry, primarily related to pricing, as well as difficult sector fundamentals in equipment rental, it was again revising downward its internal earnings estimates for 2000.

»	Specifically, internal fourth quarter and full-year 2000 per share earnings estimates were revised downward from $0.47 and $3.24, respectively, in the Strategic Plan to $0.37 and $3.13, respectively.(a)

»	At the time, the IBES median consensus earnings per share estimates for the fourth quarter and full-year 2000 were $0.51 and $3.27, respectively.

»	Management indicated that while it was concerned as to the negative trends in the overall economy and their impact on its car rental and HERC businesses, it was not inclined to make any revisions to its Strategic Plan as yet.

(a)	Hertz’s announced 2000 EPS estimate of $3.30 is adjusted to exclude the second quarter $5.4 million gain, or approximately $0.05 per share, from the condemnation of real estate in California. Research analysts excluded this one-time gain from their estimates.

CONFIDENTIAL	- 14 -

THE HERTZ CORPORATION	IV. Valuation

Preliminary Observations (cont’d)

—	On January 3, 2001, the Company informed the Special Committee that fourth quarter and full-year 2000 earnings per share had come in at $0.52 and $3.28, respectively, significantly ahead of the downward-revised December 14 estimates.(a) Several exceptional circumstances accounted for this turnaround:

»	The unexpectedly severe snowstorm over the New Year’s Day weekend extended the length of rentals from those customers unable to return to airports;

»	In addition to the severe weather, customers nationwide kept their cars for a longer overall period than anticipated between Christmas and New Year’s Day; and

»	Hertz’s improvement in yield management in Florida was not matched by competitors.

—	Notwithstanding the strong December finish of 2000, the Company informed the Special Committee and Lazard that the latest advance reservations data and other indicative information the Company was receiving showed significant potential weakness in its businesses in 2001.

—	On January 10, 2000, as a result of the eroding overall economic outlook for 2001 and their own internal data, the Company informed the Special Committee and Lazard that it would be materially revising downward the Strategic Plan’s forecast for 2001 and perhaps for 2002-2005. Specifically, management indicated that it was now forecasting first quarter 2001 to be break even or perhaps a loss as compared to first quarter 2000 when the Company reported per share earnings of $0.52.

—	On January 12, 2000, the Company provided Lazard with new financial guidance, significantly revising downward their previous estimates for 2001-2005 to reflect worsening car industry sector fundamentals, most notably pricing, and the slowing economy.

—	These recently revised projections, which have been reviewed and approved by management, form the basis of the valuation materials presented herein.

•	It should be noted that this downward revision of the Company’s guidance with respect to future financial performance from the projections originally presented to the Special Committee and Lazard on November 3, 2000, reduced the discounted cash flow valuation on the order of $5.00 per share.

(a)	Hertz’s revised 2000 EPS estimate of $3.13 excludes the second quarter $5.4 million gain, or approximately $0.05 per share, from the condemnation of a rental facility in California. Research analysts excluded this one-time gain from their estimates.

CONFIDENTIAL	- 15 -

THE HERTZ CORPORATION	IV. Valuation

Valuation Methodologies

•	With the above in mind, Lazard has conducted several valuation analyses of the Company, including:

—	Public Market Valuation – applying the trading multiples of selected publicly traded car rental companies against Hertz’s projected operating results;

—	Private Market Valuation – applying latest twelve month multiples in acquisitions of similar car rental companies against Hertz’s 2000E operating results;

—	Cendant/Avis Acquisition Analysis – applying 2000E and 2001E multiples implied in Cendant’s acquisition of Avis against Hertz’s 2000E and 2001P operating results;

—	Discounted Equity Cash Flow Analysis – applying P/E multiples based on historical trading ranges for Hertz and the car rental industry and discounting the derived values using the appropriate cost of equity; and

—	Minority Buyout / (Discount) Premia Analysis – Comparative analysis of premia/discounts paid in selected minority buyout transactions

CONFIDENTIAL	- 16 -

THE HERTZ CORPORATION	IV. Valuation

Summary Historical and Projected Financial Performance (a)
($ in millions, except per share data)

	Year Ended December 31,

	Historical		Projected
								CAGR
	1999	2000	2001	2002	2003	2004	2005	'00 -'05

Sales	$4,716	$5,074	$5,549	$6,057	$6,564	$7,198	$7,821	9.0%

% Growth	11.3%	7.6%	9.4%	9.2%	8.4%	9.7%	8.7%

Adjusted EBITDA(b)	$741	$804	$784	$851	$925	$1,020	$1,122	6.9%

% Growth	16.2%	8.4%	(2.5%)	8.6%	8.7%	10.2%	10.0%

% Margin	15.7%	15.8%	14.1%	14.1%	14.1%	14.2%	14.3%

Adjusted EBIT(c)	$604	$633	$602	$661	$723	$803	$892	7.1%

% Growth	19.1%	4.9%	(5.0%)	9.9%	9.4%	11.0%	11.0%

% Margin	12.8%	12.5%	10.8%	10.9%	11.0%	11.2%	11.4%

Pre-Tax Income	$561	$581	$541	$595	$650	$722	$803	6.7%

% Growth	18.6%	3.6%	(7.0%)	10.2%	9.1%	11.1%	11.2%

% Margin	11.9%	11.4%	9.7%	9.8%	9.9%	10.0%	10.3%

Net Income(d)	$336	$353	$333	$362	$393	$430	$480	6.3%

% Growth	19.6%	5.0%	(5.7%)	8.9%	8.5%	9.3%	11.6%

% Margin	7.1%	7.0%	6.0%	6.0%	6.0%	6.0%	6.1%

Diluted EPS(d)	$3.10	$3.28	$3.09	$3.36	$3.65	$3.99	$4.46	6.3%

% Growth	19.6%	5.8%	(5.7%)	8.9%	8.5%	9.3%	11.6%

(a)	Based on Management Projections.

(b)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(c)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(d)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

CONFIDENTIAL	- 17 -

THE HERTZ CORPORATION	IV. Valuation

Summary Historical and Projected Financial Performance (cont’d)(a)
($ in millions, except per share data)

	Current Financial Projections

	Year Ended December 31,

	Historical	Projected

	2000	2001	2002	2003	2004	2005

Sales	$5,074	$5,549	$6,057	$6,564	$7,198	$7,821

% Growth	7.6%	9.4%	9.2%	8.4%	9.7%	8.7%

Adjusted EBITDA(b)	$804	$784	$851	$925	$1,020	$1,122

% Growth	8.4%	(2.5%)	8.6%	8.7%	10.2%	10.0%

% Margin	15.8%	14.1%	14.1%	14.1%	14.2%	14.3%

Adjusted EBIT(c)	$633	$602	$661	$723	$803	$892

% Growth	4.9%	(5.0%)	9.9%	9.4%	11.0%	11.0%

% Margin	12.5%	10.8%	10.9%	11.0%	11.2%	11.4%

Pre-Tax Income	$581	$541	$595	$650	$722	$803

% Growth	3.6%	(7.0%)	10.2%	9.1%	11.1%	11.2%

% Margin	11.4%	9.7%	9.8%	9.9%	10.0%	10.3%

Net Income(d)	$353	$333	$362	$393	$430	$480

% Growth	5.0%	(5.7%)	8.9%	8.5%	9.3%	11.6%

% Margin	7.0%	6.0%	6.0%	6.0%	6.0%	6.1%

Diluted EPS(d)	$3.28	$3.09	$3.36	$3.65	$3.99	$4.46

% Growth	5.8%	(5.7%)	8.9%	8.5%	9.3%	11.6%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	November 3, 2000 Strategic Plan(e)

	Year Ended December 31,

	Projected

	2000	2001	2002	2003	2004	2005

Sales	$5,099	$5,547	$6,321	$6,994	$7,647	$8,285

% Growth	8.1%	8.8%	14.0%	10.7%	9.3%	8.3%

Adjusted EBITDA(b)	$790	$845	$953	$1,071	$1,184	$1,292

% Growth	6.5%	7.0%	12.8%	12.5%	10.5%	9.1%

% Margin	15.5%	15.2%	15.1%	15.3%	15.5%	15.6%

Adjusted EBIT(c)	$627	$663	$756	$858	$955	$1,049

% Growth	3.8%	5.7%	14.1%	13.6%	11.3%	9.8%

% Margin	12.3%	11.9%	12.0%	12.3%	12.5%	12.7%

Pre-Tax Income	$570	$600	$691	$793	$889	$981

% Growth	1.7%	5.2%	15.2%	14.7%	12.2%	10.3%

% Margin	11.2%	10.8%	10.9%	11.3%	11.6%	11.8%

Net Income(d)	$354	$363	$421	$480	$530	$586

% Growth	5.2%	2.7%	15.8%	14.1%	10.4%	10.7%

% Margin	6.9%	6.5%	6.7%	6.9%	6.9%	7.1%

Diluted EPS(d)	$3.29	$3.38	$3.91	$4.46	$4.93	$5.45

% Growth	6.2%	2.7%	15.8%	14.1%	10.4%	10.7%

(a)	Based on Management Projections.

(b)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(c)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(d)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

(e)	The November 3, 2000 Strategic Plan reflects the financial projections shown to the Special Committee at the November 20, 2000 meeting to discuss indicative valuations concerning Hertz.

CONFIDENTIAL	- 18 -

THE HERTZ CORPORATION	IV. Valuation

Summary Balance Sheet (a)
($ in millions)

December 31,
2000

Assets

Cash and Equivalents	$206

Accounts Receivable, net	1,459

Inventories, net	79

Prepaid Expenses	81

Revenue earning equipment, net:

Cars (less depreciation)	5,186

Other equipment (less depreciation)	1,736

Total revenue earning equipment	6,923

Net PP&E	1,000

Goodwill and intangibles, net	872

Total Assets	$10,620

Liabilities

Debt	$6,676

Current Liabilities

Accounts Payable	546

Accrued expenses and other liabilities	1,414

Total Liabilities	8,636

Shareholders’ Equity	1,984

Total Liabilities and Shareholders’ Equity	$10,620

(a)	Management provided Balance Sheet as of December 31, 2000.

CONFIDENTIAL	- 19 -

THE HERTZ CORPORATION	IV. Valuation

Summary Valuation (a)
($ in millions, except per share data)

				Implied Equity Value
	Enterprise Value			Per Share

	Low		High	Low		High

I. Public Market Valuation	$2,814	—	$3,617	$20.50	—	$27.50

- Based on 3.5-4.5x 2000E Adjusted EBITDA multiples(b)

- Based on Research Projections

II. Private Market Valuation	$4,421	—	$5,225	$35.00	—	$42.50

- Based on 5.5-6.5x 2000E Adjusted EBITDA multiples(b)

III. Cendant —Avis Deal

- Based on 5.3x 2001P Adjusted EBITDA multiple and	$3,377	—	$4,119	$25.50	—	$32.50

8.3x 2001P P/E multiple(b)

- Based on 5.8x 2000E Adjusted EBITDA multiple and	$3,701	—	$4,678	$28.50	—	$37.50

8.7x 2000E P/E multiple(b)

IV. Discounted Equity Cash Flow Analysis	$4,079	—	$4,889	$32.00	—	$39.50

- Based on 8.0-10.0x forward P/E multiples to 2006E

Levered Net Income and 12.0-14.0% equity discount

rates(c)

- Constant Debt/Equity Ratio of 3.9x

with Excess Cash paid out as Dividends

V. Minority Buyout Premia / (Discount) Analysis	$3,107	—	$8,206	$23.00	—	$69.50

- Based on Median premia / (discount) over initial

offer, one month prior price, 52-week High, and

52-week Low for Cash Minority Buyout

Transactions Since 1998

[Additional columns below]

[Continued from above table, first column(s) repeated]

	% Premium / (Discount) to

	Offer Price			One Month Prior

	Low		High	Low		High

I. Public Market Valuation	(42.3%)	—	(22.5%)	(34.3%)	—	(11.8%)

- Based on 3.5-4.5x 2000E Adjusted EBITDA multiples(b)

- Based on Research Projections

II. Private Market Valuation	(1.4%)	—	19.7%	12.2%	—	36.3%

- Based on 5.5-6.5x 2000E Adjusted EBITDA multiples(b)

III. Cendant —Avis Deal

- Based on 5.3x 2001P Adjusted EBITDA multiple and	(28.2%)	—	(8.5%)	(18.2%)	—	4.2%

8.3x 2001P P/E multiple(b)

- Based on 5.8x 2000E Adjusted EBITDA multiple and	(19.7%)	—	5.6%	(8.6%)	—	20.2%

8.7x 2000E P/E multiple(b)

IV. Discounted Equity Cash Flow Analysis	(9.9%)	—	11.3%	2.6%	—	26.7%

- Based on 8.0-10.0x forward P/E multiples to 2006E

Levered Net Income and 12.0-14.0% equity discount

rates(c)

- Constant Debt/Equity Ratio of 3.9x

with Excess Cash paid out as Dividends

V. Minority Buyout Premia / (Discount) Analysis	(35.2%)	—	95.8%	(26.3%)	—	122.8%

- Based on Median premia / (discount) over initial

offer, one month prior price, 52-week High, and

52-week Low for Cash Minority Buyout

Transactions Since 1998

(a)	Based on Management Projections.

(b)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(c)	2006E Levered Net Income is determined by extrapolating 2005 Levered Net Income at its forecast growth rate for 2005E.

CONFIDENTIAL	- 20 -

THE HERTZ CORPORATION	IV. Valuation

Analysis at Various Prices
($ in millions, except per share data)

			The Hertz Corporation

				Initial			Final
			Pre Annc.	Offer		Current	Offer
Share Price			$24.25	$30.00	$34.50	$34.88	$35.50

% Premium/(Discount) to:

Pre- Announcement Price			0.0%	23.7%	42.3%	43.8%	46.4%

52 Week High			(52.3%)	(41.0%)	(32.1%)	(31.4%)	(30.1%)

Fully Diluted Shares			107.4	107.5	107.6	107.6	107.6

Equity Value			$2,605	$3,226	$3,712	$3,753	$3,821

Plus: Net Debt(a)			636	636	636	636	636

Enterprise Value			$3,242	$3,863	$4,349	$4,389	$4,457

Enterprise Value as a Multiple of:

Revenues(b)

2001P	$5,549		0.58x	0.70x	0.78x	0.79x	0.80x

2000E	5,074		0.64	0.76	0.86	0.87	0.88

Adjusted EBITDA(b)(c)

2001P	$784		4.1x	4.9x	5.5x	5.6x	5.7x

2000E	804		4.0	4.8	5.4	5.5	5.5

Adjusted EBIT(b)(d)

2001P	$602		5.4x	6.4x	7.2x	7.3x	7.4x

2000E	633		5.1	6.1	6.9	6.9	7.0

Stock Price as a Multiple of:

Current Base Case EPS(b)

2001P	$3.09		7.8x	9.7x	11.2x	11.3x	11.5x

2000E	3.28	(e)	7.4	9.2	10.5	10.6	10.8

IBES EPS

2001E	$3.43		7.1x	8.7x	10.1x	10.2x	10.3x

2000E	3.27	(e)	7.4	9.2	10.6	10.7	10.9

[Additional columns below]

[Continued from above table, first column(s) repeated]

	The Hertz Corporation

Share Price	$36.50	$37.50

% Premium/(Discount) to:

Pre- Announcement Price	50.5%	54.6%

52 Week High	(28.2%)	(26.2%)

Fully Diluted Shares	107.6	107.6

Equity Value	$3,929	$4,037

Plus: Net Debt(a)	636	636

Enterprise Value	$4,565	$4,673

			Avis		Public

			Transaction		Comparables

Enterprise Value as a Multiple of:			Multiples	(f)	Median

Revenues(b)

2001P	0.82x	0.84x	0.48x		0.39x

2000E	0.90	0.92	0.50		0.36

Adjusted EBITDA(b)(c)

2001P	5.8x	6.0x	5.3x		2.8x

2000E	5.7	5.8	5.8		3.7

Adjusted EBIT(b)(d)

2001P	7.6x	7.8x	6.5x		5.0x

2000E	7.2	7.4	7.5		5.6

Stock Price as a Multiple of:

Current Base Case EPS(b)

2001P	11.8x	12.1x	8.3x		5.7x

2000E	11.1	11.4	8.7		6.2

IBES EPS

2001E	10.6x	10.9x	8.3x		5.7x

2000E	11.2	11.5	8.7		6.2

(a)	Net Debt is calculated using non-revenue earning equipment related debt less cash as of December 31, 2000. Based on management’s guidance, non-revenue earning equipment related debt is derived by applying to total debt the ratio of plant, property and equipment to revenue earning equipment.

(b)	Based on Management Projections.

(c)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(d)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(e)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

(f)	Based on Cendant’s November 13, 2000 acquisition price of $33.00.

CONFIDENTIAL	- 21 -

THE HERTZ CORPORATION	IV. Valuation

Public Comparable Companies
($ in millions, except per share data)

	Hertz Based on
	Public Estimates(a)

	Pre-Offer	Final Offer
	Price(b)	Price(c)	Median

Equity Value as of 01/12/01	$2,605	$3,817

Enterprise Value(e)	3,288	4,500

Enterprise Value as a Multiple of:

Revenues

FY 2001E	0.60x	0.82x	0.39x

FY 2000E	0.64	0.88	0.36

Adjusted EBITDA(f)

FY 2001E	4.3x	5.9x	2.8x

FY 2000E	4.4	6.1	3.7

Adjusted EBIT(g)

FY 2001E	4.9x	6.7x	5.0x

FY 2000E	5.2	7.1	5.6

Price per Share as a Multiple of:

EPS

FY 2001E IBES	7.1x	10.3x	5.7x

FY 2000E IBES	7.4	10.9	6.2

Book Value	1.5x	2.1x	0.6x

IBES 5 Year Growth Rate	17.0%	17.0%	15.0%

2000E IBES PEG Ratio	0.42x	0.61x	0.41x

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Auto Rental Companies

	ANC			Dollar
	Rental	Avis(d)	Budget	Thrifty

Equity Value as of 01/12/01	$124	$805	$105	$453

Enterprise Value(e)	583	1,756	815	441

Enterprise Value as a Multiple of:

Revenues

FY 2001E	0.16x	0.41x	NA	0.39x

FY 2000E	0.16	0.42	0.31x	0.41

Adjusted EBITDA(f)

FY 2001E	2.8x	4.4x	NA	2.5x

FY 2000E	3.0	4.4	4.7x	2.7

Adjusted EBIT(g)

FY 2001E	5.0x	5.5x	NA	3.0x

FY 2000E	5.7	5.6	8.8x	3.4

Price per Share as a Multiple of:

EPS

FY 2001E IBES	2.4x	6.8x	5.6x	5.7x

FY 2000E IBES	3.2	8.5	NM	6.2

Book Value	0.1x	1.2x	0.2x	1.0x

IBES 5 Year Growth Rate	NA	16.5%	15.0%	12.5%

2000E IBES PEG Ratio	NA	0.41x	0.38x	0.46x

(a)	Source: Salomon Smith Barney Research Report dated October 24, 2000.

(b)	Stock Price of $24.25 as of September 20, 2000, 1 day prior to announcement date (September 21, 2000).

(c)	Based on $35.50 Final Offer price by Ford.

(d)	Avis comparables calculated using stock price before Cendant’s initial offer on August 15, 2000 of $29.00.

(e)	Excludes debt related to revenue earning equipment.

(f)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(g)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

CONFIDENTIAL	- 22 -

THE HERTZ CORPORATION	IV. Valuation

Summary Public Market Valuation
($ in millions)

			Low		High

Enterprise Value Range			$2,814	—	$3,617

Less: Net Debt(a)			(636)	—	(636)

Equity Value			$2,177	—	$2,981

Equity Value per Share Range			$20.27	—	$27.73

						Auto Rental

						Comparables	ANC

						Median	Rental

Enterprise Value as a Multiple of:

Revenues(c)

2001P	$5,549		0.51x	—	0.65x	0.39x	0.16x

2000E	5,074		0.55	—	0.71	0.36	0.16

Adjusted EBITDA(c)(d)

2001P	$784		3.6x	—	4.6x	2.8x	2.8x

2000E	804		3.5	—	4.5	3.7	3.0

Adjusted EBIT(c)(e)

2001P	$602		4.7x	—	6.0x	5.0x	5.0x

2000E	633		4.4	—	5.7	5.6	5.7

Stock Price as a Multiple of:

Earnings Per Share(c)

2001P	$3.09		6.6x	—	9.0x	5.7x	2.4x

2000E	3.28	(f)	6.2	—	8.5	6.2	3.2

IBES Earnings Per Share

2001E	$3.43		5.9x	—	8.1x	5.7x	2.4x

2000E	3.27		6.2	—	8.5	6.2	3.2

2000E IBES PEG Ratio	17.0%		0.36x	—	0.50x	0.41x	NA

[Additional columns below]

[Continued from above table, first column(s) repeated]

Enterprise Value Range

Less: Net Debt(a)

Equity Value

Equity Value per Share Range

				Dollar

	Avis	(b)	Budget	Thrifty

Enterprise Value as a Multiple of:

Revenues(c)

2001P	0.41x		NA	0.39x

2000E	0.42		0.31x	0.41

Adjusted EBITDA(c)(d)

2001P	4.4x		NA	2.5x

2000E	4.4		4.7x	2.7

Adjusted EBIT(c)(e)

2001P	5.5x		NA	3.0x

2000E	5.6		8.8x	3.4

Stock Price as a Multiple of:

Earnings Per Share(c)

2001P	6.8x		5.6x	5.7x

2000E	8.5		NM	6.2

IBES Earnings Per Share

2001E	6.8x		5.6x	5.7x

2000E	8.5		NM	6.2

2000E IBES PEG Ratio	0.41x		0.38x	0.46x

(a)	Net Debt is calculated using non-revenue earning equipment related debt less cash as of December 31, 2000. Based on management's guidance, non-revenue earning equipment related debt is derived by applying to total debt the ratio of plant, property and equipment to revenue earning equipment.

(b)	Avis comparables calculated using stock price before Cendant's initial offer on August 15, 2000 of $29.00.

(c)	Based on Management Projections.

(d)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(e)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(f)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

CONFIDENTIAL	- 23 -

THE HERTZ CORPORATION	IV. Valuation

Selected Precedent Transactions
($ in millions)

Announcement		Equity
Date	Buyer/Target	Value

11/13/2000	Cendant Corp (Final Offer) /(d)	$1,108.2

	Avis Group Holdings, Inc.

08/12/1997	Republic Industries Inc. /	149.6

	EuroDollar Rent-A-Car

01/14/1997	Team Rental Corporation /	375.7

	Budget Rent-A-Car (Ford Motor)

01/06/1997	Republic Industries Inc. /	600.0

	National Car Rental System, Inc.

08/15/2000	Cendant Corp (Initial Offer) /(d)	955.4

	Avis Group Holdings, Inc.

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Transaction Value as a Multiple of
			Price Per
Announcement	Transaction		Share/		LTM		LTM		LTM
Date	Value(a)		LTM EPS		EBIT(b)		EBITDA(c)		Revenues

11/13/2000		$2,034.6	8.7	x	7.5	x	5.8	x	0.50	x

08/12/1997		147.6	15.0		11.2		8.9		0.86

01/14/1997		790.1	NM		8.5		5.8		0.70

01/06/1997		426.6	21.6		8.4		6.8		0.38

	Mean		15.1	x	8.9	x	6.8	x	0.61	x

	Median		15.0		8.5		6.3		0.60

	High		21.6		11.2		8.9		0.86

	Low		8.7		7.5		5.8		0.38

08/15/2000		1,906.2	7.7		7.0		5.5		0.47

(a)	Excludes debt related to revenue earning equipment.

(b)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(c)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(d)	Multiples are based on Avis' 2000E operating results.

CONFIDENTIAL	- 24 -

THE HERTZ CORPORATION	IV. Valuation

Summary Private Market Valuation
($ in millions, except per share data)

			Low			High

Enterprise Value Range			$4,421		—	$5,225

Less: Net Debt(a)			(636)		—	(636)

Equity Value			$3,785		—	$4,589

Equity Value per Share Range			$35.17		—	$42.59

Enterprise Value as a Multiple of:

Revenues(b)

2001P	$5,549		0.80	x	—	0.94	x

2000E	5,074		0.87		—	1.03

Adjusted EBITDA(b)(c)

2001P	$784		5.6	x	—	6.7	x

2000E	804		5.5		—	6.5

Adjusted EBIT(b)(d)

2001P	$602		7.3	x	—	8.7	x

2000E	633		7.0		—	8.3

Stock Price as a Multiple of:

Earnings Per Share (b)

2001E	$3.09		11.4	x	—	13.8	x

2000E	3.28	(e)	10.7		—	13.0

[Additional columns below]

[Continued from above table, first column(s) repeated]

Enterprise Value Range

Less: Net Debt(a)

Equity Value

Equity Value per Share Range

			Cendant /		Republic /		Team /		Republic /

			Avis		EuroDollar		Budget		National

	Announced:		11/13/00		8/12/97		1/14/97		1/6/97

	Equity Value:		$1,108		$150		$376		$600

	Trans. Value:		$2,035		$148		$790		$427

	Auto Rental

	Comparables

	Median

Enterprise Value as a Multiple of:

Revenues(b)

2001P			0.48	x

2000E	0.60	x	0.50		0.86	x	0.70	x	0.38	x

Adjusted EBITDA(b)(c)

2001P			5.3	x

2000E	6.3	x	5.8		8.9	x	5.8	x	6.8	x

Adjusted EBIT(b)(d)

2001P			6.5	x

2000E	8.5	x	7.5		11.2	x	8.5	x	8.4	x

Stock Price as a Multiple of:

Earnings Per Share (b)

2001E			8.3	x

2000E	15.0	x	8.7		15.0	x	NM		21.6	x

(a)	Net Debt is calculated using non-revenue earning equipment related debt less cash as of December 31, 2000. Based on management's guidance, non-revenue earning equipment related debt is derived by applying to total debt the ratio of plant, property and equipment to revenue earning equipment.

(b)	Based on Management Projections.

(c)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(d)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(e)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

CONFIDENTIAL	- 25 -

THE HERTZ CORPORATION	IV. Valuation

Cendant-Avis Transaction
($ in millions, except per share data)

(a)	Cendant announced initial offer on August 15, 2000.

(b)	Cendant announced final offer on November 13, 2000.

(c)	Based on Management Projections.

(d)	EBITDA is adjusted to include depreciation and interest related to revenue earning equipment.

(e)	EBIT is adjusted to include interest stemming from debt related to revenue earning equipment.

(f)	Excludes the $5.4 million gain in 2Q 2000 due to condemnation of a California rental facility.

CONFIDENTIAL	- 26 -

THE HERTZ CORPORATION	IV. Valuation

Summary Discounted Equity Cash Flow Analysis (a)
($ in millions, except per share data)

	Projected Year Ending December 31,
							CAGR
	2001	2002	2003	2004	2005	2006	01-05

Levered Net Income(b) (c)	$317.1	$338.5	$361.4	$390.2	$429.6	$472.9	7.9%

Capital Expenditures	(382.1)	(190.1)	(270.5)	(277.7)	(291.1)

Depreciation & Amortization	182.0	190.0	201.5	216.5	230.2

Change in Working Capital	47.1	19.2	33.3	53.1	63.1

Change in REE Working Capital	(79.9)	(47.3)	(58.6)	(115.3)	(121.2)

Other Items	7.8	(0.5)	(1.0)	(1.1)	(1.2)

New Equity Issuance	(1.9)	(1.2)	(0.9)	(0.9)	(0.4)

Ordinary Dividends	21.6	21.6	21.6	21.6	21.6

Dividend Adjustment(d)	129.3	182.4	167.6	171.2	204.0

Levered Free Cash Flow	$241.0	$512.5	$454.4	$457.5	$535.1		22.1%

% Growth	—	112.6%	-11.3%	0.7%	17.0%

Levered Net Income Valuation

		NPV of Terminal Value @			Equity Value @
	NPV of	Forward Exit Multiple of			Forward Exit Multiple of
Discount	Future
Rate	Cash Flows	8.0x	9.0x	10.0x	8.0x	9.0x	10.0x

12.0%	$1,542	$2,147	$2,415	$2,683	$3,688	$3,957	$4,225

13.0%	1,501	2,053	2,310	2,567	3,554	3,811	4,067

14.0%	1,461	1,965	2,211	2,456	3,426	3,672	3,918

[Additional columns below]

[Continued from above table, first column(s) repeated]

Levered Net Income Valuation

	Equity Value Per Share @
	Forward Exit Multiple of
Discount
Rate	8.0x	9.0x	10.0x

12.0%	$34.27	$36.77	$39.26

13.0%	33.02	35.41	37.79

14.0%	31.84	34.12	36.40

(a)	Based on Management Projections except as indicated.

(b)	For the purposes of this analysis, we have kept the debt:equity ratio constant at 3.9:1. Management in their Strategic Plan used all excess cash to pay down debt. We have instead paid this excess cash out as dividends. Thus, Levered Net Income is calculated to reflect additional interest expense generated by additional debt required to maintain a Debt:Equity Ratio of 3.9:1. Average interest rate for all years is held constant with that of 2001P to reflect that debt level, which is 6.9%, and does not decline with the reduction of debt to approximately 6.0% per Management Projections.

(c)	2006E Levered Net Income is determined by extrapolating 2005E Levered Net Income at its forecast growth rate for 2005E.

(d)	Dividend Adjustment reflects the distribution of excess cash to shareholders created by the addition of debt to maintain a Debt:Equity Ratio of 3.9:1.

CONFIDENTIAL	- 27 -

THE HERTZ CORPORATION	IV. Valuation

Premia/(Discount) Analysis of Selected Minority Buyout Transactions (a)
($ in millions, except per share data)

	Range

	Low		Median		High

Acquisition Price as

% Premium / (Discount) to Initial Offer	(9.6%)	—	9.0%	—	45.0%

% Premium / (Discount) to One Month Prior	(26.5%)	—	29.6%	—	101.7%

% Premium / (Discount) to 52-Week High	(55.3%)	—	(8.9%)	—	50.2%

% Premium / (Discount) to 52-Week Low	(7.1%)	—	70.9%	—	288.9%

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Implied Value
	Hertz
	Data		Low		Median		High

Acquisition Price as

% Premium / (Discount) to Initial Offer		$30.00	$27.12	—	$32.71	—	$43.50

% Premium / (Discount) to One Month Prior		$31.19	22.93	—	40.42	—	62.92

% Premium / (Discount) to 52-Week High		$50.81	22.72	—	46.30	—	76.32

% Premium / (Discount) to 52-Week Low		$24.25	22.52	—	41.44	—	94.31

	Mean		$23.82	—	$40.22	—	$69.26

	Median		22.82	—	40.93	—	69.62

	High		27.12	—	46.30	—	94.31

	Low		22.52	—	32.71	—	43.50

(a)	Minority buyout transactions selected on the following criteria: (i) cash transactions since January 1, 1998; (ii) transaction value greater than $50 million; (iii) acquirer controlled greater than 50% of outstanding shares before the transaction; and (iv) 100% of total outstanding shares were acquired.

CONFIDENTIAL	- 28 -

THE HERTZ CORPORATION	Appendix A

Weighted Average Cost of Capital Analysis
($ in millions)

		Levered	Unlevered	Debt / Mkt. Cap.		Market Equity
Ticker	Company	Beta(a)	Beta(b)	Ratio	Debt(c)	Value

HRZ	Hertz Corp-Cl A	0.73	0.55	24.4%	$843	$2,605 (d)

Auto Rental

ANCX	Anc Rental Corp	0.73	0.24	67.5%	258	124

AVI	Avis Group Holdings Inc	1.00	0.35	64.9%	1,492	805

BD	Budget Group Inc -Cl A	0.93	0.17	81.4%	460	105

DTG	Dollar Thrifty Automotive Gp	0.75	0.63	15.5%	83	453

	Median	0.84	0.29	66.2%	$359	$289

Assumptions

Marginal Tax Rate	38.0%

Risk Free Rate of Return (e)	5.24%

Equity Risk Premium (f)	8.40%

Size premium	0.50%

Pre-Tax/After-Tax Cost of Debt

6.00%	6.25%	6.50%	6.75%	7.00%	7.25%	7.50%	7.75%	8.00%

3.72%	3.88%	4.03%	4.19%	4.34%	4.50%	4.65%	4.81%	4.96%

Debt/	Debt/	Unlevered	Levering	Levered	Cost of
Cap.	Equity	Beta	Factor(g)	Beta	Equity(h)

0.0%	0.0%	0.55	1.00	0.55	10.4%

10.0%	11.1%	0.55	1.11	0.61	10.9%

20.0%	25.0%	0.55	1.25	0.69	11.5%

30.0%	42.9%	0.55	1.43	0.79	12.4%

40.0%	66.7%	0.55	1.67	0.92	13.5%

50.0%	100.0%	0.55	2.00	1.11	15.0%

60.0%	150.0%	0.55	2.50	1.38	17.4%

[Additional columns below]

[Continued from above table, first column not repeated]

Weighted Average Cost of Capital(i)

10.4%	10.4%	10.4%	10.4%	10.4%	10.4%	10.4%	10.4%	10.4%
10.2%	10.2%	10.2%	10.2%	10.2%	10.3%	10.3%	10.3%	10.3%
10.0%	10.0%	10.0%	10.1%	10.1%	10.1%	10.2%	10.2%	10.2%
9.8%	9.8%	9.9%	9.9%	10.0%	10.0%	10.1%	10.1%	10.2%
9.6%	9.6%	9.7%	9.8%	9.8%	9.9%	9.9%	10.0%	10.1%
9.4%	9.5%	9.5%	9.6%	9.7%	9.8%	9.8%	9.9%	10.0%
9.2%	9.3%	9.4%	9.5%	9.5%	9.6%	9.7%	9.8%	9.9%

(a)	Levered beta as reported in Barra dated August 31, 2000.

(b)	Unlevered Beta = Levered Beta/[1+(1-Tax Rate)(Debt/Equity)]

(c)	Debt excludes revenue earning equipment related debt. Source: Management provided Balance Sheet as of December 31, 2000.

(d)	Market Equity Value of Hertz is calculated using a share price of $24.25, Hertz’s share price on September 20, 2000, the day before the announcement of the Ford Initial Offer.

(e)	Risk Free Rate is 10-Year Treasury Bond Yield as of January 12, 2001.

(f)	Represents the long-horizon expected equity risk premium based on simple differences of historical geometric mean returns from 1926-1996 (Ibbotson Associates’ 1998 Yearbook).

(g)	Levering Factor = [1 + (1-Tax Rate)(Debt/Equity)]

(h)	Cost of Equity = (Risk Free Rate of Return)+(Levered Beta)(Equity Risk Premium)

(i)	Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt/Cap.)+(Cost of Equity)(Equity/Cap.)

CONFIDENTIAL	- 29 -